September 2011 Pricing Sheet dated September 21, 2011 relating to Preliminary Terms No. 1,009 dated September 21, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Buffered Jump Securities Based on the Value of the S&P 500® Index due March 26, 2015
PRICING TERMS – SEPTEMBER 21, 2011
Issuer:	Morgan Stanley
Issue price:	$10 per security
Stated principal amount:	$10 per security
Pricing date:	September 21, 2011
Original issue date:	September 26, 2011 (3 business days after the pricing date)
Maturity date:	March 26, 2015
Aggregate principal amount:	$3,125,000
Interest:	None
Underlying index:	S&P 500® Index (the “index”)
Payment at maturity:	•	If the final index value is greater than the initial index value: $10 + the greater of (i) $10 × the index percent change and (ii) the upside payment
•
If the final index value is less than or equal to the initial index value but greater than or equal to 1,016.719, or 85% of the initial index value, meaning the value of the index has remained unchanged or has declined by an amount less than or equal to the buffer amount of 15% from its initial value:
$10

•
If the final index value is less than 1,016.719, or 85% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 15% from its initial value:
$10 × (index performance factor + 15%)
Because the index performance factor will be less than 85% in this scenario, this amount will be less, and potentially significantly less, than the stated principal amount of $10, subject to the minimum payment at maturity of $1.50 per security.

Upside payment:	$3.80 per security (38% of the stated principal amount)
Index percent change:	(final index value – initial index value) / initial index value
Buffer amount:	15%
Index performance factor:	final index value / initial index value
Initial index value:	1,196.14, which was determined on the pricing date
Final index value:	The closing value of the index on the valuation date
Valuation date:	March 23, 2015, subject to postponement for non-index business days and certain market disruption events
Maximum payment at maturity:	None
Minimum payment at maturity:	$1.50 per security (15% of the stated principal amount)
CUSIP:	61760P775
ISIN:	US61760P7758
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$10	$0.225	$9.775
Total	$3,125,000	$70,312.50	$3,054,687.50
(1)   Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.225 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for Jump Securities.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the securities.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 1,009 dated September 21, 2011
Prospectus Supplement for Jump Securities dated July 28, 2011
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.